UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 13, 2009
ASCENT MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (720) 875-5622
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On April 13, 2009, Ascent Media Corporation (the Corporation) and Mr. John A. Orr entered into an Employment Agreement (the Employment Agreement), setting forth the terms and conditions of Mr. Orr’s employment as Senior Vice President of Corporate Development of the Corporation. The following sets forth a summary of the material terms of the Employment Agreement.
     Term. The initial term of the Employment Agreement is five years, commencing effective as of September 17, 2008 (the date on which the Corporation was spun-off from its former parent company, Discovery Holding Company (DHC)).
     Base Salary. Mr. Orr’s annual base salary is $325,000, subject to annual review and increase in the sole discretion of the compensation committee (the Committee) of the board of directors of the Corporation.
     Bonus. Mr. Orr is eligible to receive an annual bonus from the Corporation ranging from 50% (the Target Bonus) to 75% of Mr. Orr’s base salary. Mr. Orr’s entitlement to receive any bonus, and the actual amount thereof, will be determined by the Committee in its sole discretion based upon Mr. Orr’s achievement of certain performance criteria.
     Incentive Awards. As previously reported, on October 15, 2008, Mr. Orr received the following grants under the Ascent Media Corporation 2008 Incentive Plan, each of which grants is referenced in the Employment Agreement:
•	a grant of options to purchase 121,799 shares of the Corporation’s Series A Common Stock, par value $0.01 per share (Series A Stock), at an exercise price of $23.16 (which was the closing market price on the grant date); and

•	a grant of 34,542 restricted shares of Series A Stock.
The options vest quarterly over a five year period; the restricted shares vest quarterly over a four year period.
     Termination of Employment. Upon termination of Mr. Orr’s employment, the Corporation will be obligated to pay him for any base salary, vacation time and business expenses, in each case, accrued or incurred but unpaid prior to the date of termination. In addition, if the Corporation terminates Mr. Orr’s employment without “cause” or if Mr. Orr terminates his employment for “good reason” (in each case, as defined in the Employment Agreement), the Corporation will pay to Mr. Orr an amount equal to any then unpaid bonus to which Mr. Orr has become entitled for the calendar year prior to the year in which such termination occurs, plus:
•	if the termination occurs prior to a “change in control” (as defined in the Employment Agreement), the sum of Mr. Orr’s then base salary plus the Target Bonus then in effect; or

•	if the termination occurs concurrently with or following a “change in control,” the product of (i) the sum of Mr. Orr’s then base salary plus the Target Bonus then in effect, multiplied by (ii) 1.5.
As a condition to receiving any such severance payment, Mr. Orr is required to execute a release, but he has no duty to mitigate by seeking other employment.
     Effect on Prior Arrangements. Following the date of the Corporation’s spin-off from DHC in September 2008, Mr. Orr provided services to the Corporation under the Services Agreement, dated as of July 21, 2005 (the Services Agreement), between DHC and Liberty Media Corporation (LMC) which was assigned by DHC to the Corporation in connection with the spin-off. Under the Services Agreement, LMC agreed to make available the services of certain LMC personnel, including Mr. Orr, to the Corporation, and the Corporation agreed to reimburse LMC for that portion of such personnel’s salary and benefits as allocated to such personnel’s services to the Corporation. On October 15, 2008, the Committee approved a compensation package payable to Mr. Orr as Senior Vice President of Corporate Development of the Corporation (the Compensation Package), a portion of which was payable by and reimbursed to LMC under the Services Agreement. The terms of the Employment Agreement described above supersede those set forth in the Compensation Package. LMC ceased providing compensation to Mr. Orr under the Services Agreement on December 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 15, 2009

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary